Exhibit 3.1

FIRST AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

COMSTOCK RESOURCES, INC.

This Amendment No. 1 (this “Amendment”) is effective as of August 17, 2018, and amends the Amended and Restated Bylaws of Comstock Resources, Inc., a Nevada corporation, (the “Corporation”), adopted August 21, 2014 (the “Existing Bylaws”).

RECITALS

WHEREAS, pursuant to that certain Contribution Agreement, dated May 9, 2018, as amended by that certain Amendment No. 1 to Contribution Agreement, dated August 13, 2018 (the “Contribution Agreement”), by and among the Corporation, Arkoma Drilling, L.P., a Texas limited partnership (“Arkoma”), and Williston Drilling, L.P., a Texas limited partnership (together with Arkoma, the “Contributors”), the Contributors are permitted to designate individuals to the Corporation’s board of directors, subject to the limitations and conditions set forth therein, including the ownership of a specified percentage of the outstanding Common Shares of the Corporation;

WHEREAS, pursuant to the Contribution Agreement, the Corporation is obligated to amend the Existing Bylaws to provide that the Contributors may remove any Contributor Director at any time, with or without cause; and

WHEREAS, the Board approved of an amendment to the Existing Bylaws in the form of this Amendment, as set forth below.

AMENDMENT

1.Removal of Members of the Board of Directors. Article III, Section 7 of the Existing Bylaws is deleted in its entirety and replaced with the following:

“Section 7.Removal.

(a)Any director or the entire Board of Directors may be removed, with or without cause, by the holders of two-thirds (2/3) of the shares of the issued and outstanding capital stock entitled to voting power; provided that, if the Articles of Incorporation expressly grants to stockholders the right to cumulate votes for the election of directors, no director may be removed except upon the vote or written consent of stockholders owning sufficient shares to have prevented his election to office in the first instance.

(b)Any Contributor Director may be removed by the Contributors at any time, with or without cause.

For purposes hereof, “Contributors” shall mean Arkoma Drilling, L.P., a Texas limited partnership and Williston Drilling, L.P., a Texas limited partnership. A “Contributor Director” is any individual designated as a member of the Corporation’s board of directors by the Contributors pursuant to the terms of the Contribution Agreement.”

2.No Other Changes. The Existing Bylaws, as amended by this Amendment, shall remain in full force and effect. To the extent this Amendment conflicts with any provisions of the Existing Bylaws, this Amendment shall control. The undersigned Secretary of the Corporation, hereby certifies that the foregoing is a true and correct copy of the First Amendment to the Amended and Restated Bylaws of the Corporation, adopted by the Board of Directors and made effective as of August 17, 2018.

[Signature page follows.]

By:	/s/ Roland O. Burns
Name:	Roland O. Burns
Title:	Secretary

Signature Page to First Amendment to Amended and Restated Bylaws